Exhibit 99.1

World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Vice President Finance 281-618-3428 NEWS RELEASE

FOR IMMEDIATE RELEASE
Wednesday February 7, 2007
EGL, INC. ANNOUNCES WITHDRAWAL BY GENERAL ATLANTIC LLC FROM
“GOING PRIVATE” PROPOSAL
HOUSTON, February 7, 2007 — EGL, Inc. (NASDAQ: EAGL) today announced that the special committee of its board of directors has been notified by General Atlantic LLC that it has withdrawn as an equity sponsor from the offer made by James R. Crane, the Company’s largest shareholder, Chief Executive Officer and Chairman of the Board, and General Atlantic to acquire all of the outstanding equity interests of the Company for $36.00 per share in cash. General Atlantic indicated that its participation in the offer has been withdrawn due to an expected shortfall in EGL’s fourth quarter 2006 results, as compared to amounts previously anticipated by analysts and by General Atlantic.
EGL expects to release fourth quarter 2006 results on February 28, 2007. Although the Company has not completed the preparation of its financial results for the fourth quarter, EGL expects that its results will be negatively impacted by an approximately eight percent decline, compared to the fourth quarter of 2005, in revenue per shipment at the company’s domestic freight forwarding division due to a greater proportion of deferred heavy-weight airfreight and residential shipments during the traditional peak shipping season. For the quarter, total domestic shipments increased approximately eight percent over the fourth quarter of 2005. The Company’s quarterly results are also expected to be impacted by higher than anticipated operating expenses.
EGL expects to report that it ended the year of 2006 with approximately $142 million in cash, restricted cash and short-term investments and total debt of approximately $170 million compared to $123 million in cash, restricted cash and short-term investments and $231 million of total debt at the end of 2005.
Mr. Crane has informed the special committee of the Company’s board of directors that he intends to pursue one or more alternative equity sources to replace General Atlantic and that he intends to present a revised offer to the board reflecting any such new equity commitments.
There can be no assurance that any revised offer or definitive offer will be made, the terms of any such offer, that any agreement will be executed or that this or any other transaction will be approved or consummated.

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Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2005 revenues of $3.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The company’s shares are traded on the NASDAQ Global Select Market under the symbol “EAGL”.

CAUTIONARY STATEMENTS
The statements in this press release regarding fourth quarter and year-end results, shortfall in financial performance, alternative equity sources, any alternative or revised offer pursued by Mr. Crane and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, results of audit and reviews, market conditions, availability and terms of any alternative equity financing, availability of other acquisition financing, approval of any offer by the special committee and board, the Company’s financial results and performance, actions by Mr. Crane with respect to any future bid and other factors detailed in risk factors and elsewhere in the Company’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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